                            MERCHANDISE SALES, INC.
                             DBA ARTMASTER STUDIOS

                              FINANCIAL STATEMENTS

                        PERIOD ENDED MARCH 23, 1998 AND
                         THE YEAR ENDED MARCH 28, 1997

                                    CONTENTS

                                                                         Page
                                                                         -----
INDEPENDENT AUDITOR'S REPORT                                               1


FINANCIAL STATEMENTS:
     Balance Sheets                                                        2
     Statements of Operations                                              3
     Statements of Stockholders' Equity (Deficiency)                       4
     Statements of Cash Flows                                              5


NOTES TO THE FINANCIAL STATEMENTS                                       6-17

Board of Directors
Artmaster Studios, Inc., successor to
Merchandise Sales, Inc. dba Artmaster Studios
San Fernando, California


                          Independent Auditor's Report

We have audited the accompanying balance sheets of Merchandise Sales, Inc. dba Artmaster Studios as of the period ended March 23, 1998 and the year ended March 28, 1997, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Merchandise Sales, Inc. dba Artmaster Studios as of the period ended March 23, 1998 and the year ended March 28, 1997, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

As described in Note 3 of the financial statements, on March 23, 1998, Merchandise Sales, Inc. dba Artmaster Studios merged into Artmaster Studios, Inc.


Kellogg and Andelson




May 22, 1998

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                                 BALANCE SHEETS

                       MARCH 23, 1998 AND MARCH 28, 1997

                                     ASSETS

                                                                                             1998          1997
                                                                                         -----------    -----------
CURRENT ASSETS:
     Cash                                                                                $    40,182    $    86,954
     Accounts receivable, less allowance of $146,800 and
        $80,570, respectively (Note 2)                                                       266,097        454,293
     Inventories (Note 5)                                                                    662,228        611,785
     Prepaid expenses and other current assets                                                36,396         78,592
                                                                                         -----------    -----------

           Total current assets                                                            1,004,903      1,231,624
                                                                                         -----------    -----------

PROPERTY AND EQUIPMENT, at cost less accumulated
     depreciation and amortization of $513,123 and $413,505,
     respectively (Note 6)                                                                   350,541        157,008
                                                                                         -----------    -----------

OTHER ASSETS:
     Security deposits and other assets                                                       25,983         32,344
     Notes receivable - related parties (Note 7)                                                --          126,880
     Covenant not-to-compete, net of accumulated
        amortization of $1,224,080 and $1,122,059 (Note 8)                                      --          102,021
                                                                                         -----------    -----------

           Total other assets                                                                 25,983        261,245
                                                                                         -----------    -----------

                                                                                         $ 1,381,427    $ 1,649,877
                                                                                         ===========    ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
     Accounts payable and accrued liabilities                                            $   791,658    $   665,897
     Current portion of capital lease obligations (Note 9)                                     4,618          4,063
     Interest payable-stockholders (Note 10)                                                    --            3,333
     Notes payable-stockholders-current portion (Note 10)                                       --          447,650
     Notes payable-related parties (Note 14)                                                    --           11,808
     Advances from related party (Note 14)                                                 1,022,752           --
                                                                                         -----------    -----------

           Total current liabilities                                                       1,819,028      1,132,751

ACCOUNTS PAYABLE (Note 4)                                                                       --           14,394

CAPITAL LEASE OBLIGATIONS (Note 9)                                                            12,286         16,904

NOTES PAYABLE - STOCKHOLDERS (Note 10)                                                          --           52,350
                                                                                         -----------    -----------

           Total liabilities                                                               1,831,314      1,216,399
                                                                                         -----------    -----------

COMMITMENTS (Note 13)                                                                           --             --

STOCKHOLDERS' (DEFICIENCY) EQUITY (Notes 4 and 14)                                          (449,887)       433,478
                                                                                         -----------    -----------
                                                                                         $ 1,381,427    $ 1,649,877
                                                                                         ===========    ===========

                  The accompanying notes are an integral part
                          of the financial statements.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                            STATEMENTS OF OPERATIONS

     FOR THE PERIOD ENDED MARCH 23, 1998 AND THE YEAR ENDED MARCH 28, 1997

                                                              1998           1997
                                                           -----------    -----------
NET SALES                                                  $ 7,078,534    $ 8,292,484

COST OF SALES                                                4,795,792      5,616,354
                                                           -----------    -----------

        Gross profit                                         2,282,742      2,676,130
                                                           -----------    -----------

OPERATING EXPENSES:
Selling expenses                                             1,294,288      1,311,985
General and administrative expenses                          1,079,790      1,164,985
                                                           -----------    -----------

Total operating expenses                                     2,374,078      2,476,967
                                                           -----------    -----------

(LOSS) INCOME FROM OPERATIONS BEFORE
      DEPRECIATION AND AMORTIZATION                            (91,336)       199,163

DEPRECIATION AND AMORTIZATION                                  207,130        339,053
                                                           -----------    -----------

LOSS FROM OPERATIONS                                          (298,466)      (139,890)
                                                           -----------    -----------

OTHER INCOME (EXPENSES):
Interest expense                                              (141,401)      (125,829)
Interest income                                                    386          1,177
Miscellaneous income                                            43,159          7,735
                                                           -----------    -----------

Net other (expenses)                                           (97,856)      (116,917)
                                                           -----------    -----------

LOSS BEFORE INCOME TAXES
      AND EXTRAORDINARY ITEMS                                 (396,322)      (256,807)

INCOME TAX PROVISION (Note 12)                                     800            800
                                                           -----------    -----------

LOSS BEFORE EXTRAORDINARY ITEMS                               (397,122)      (257,607)

EXTRAORDINARY ITEMS - net of tax of $0 (Notes 4 and 7):
        Forgiveness of notes receivable                       (126,880)          --
        Forgiveness of debt prior to reorganization               --        1,688,693
        Forgiveness of debt subsequent to reorganization          --           22,091
        Direct expenses related to merger transaction         (359,363)          --
                                                           -----------    -----------

NET (LOSS) INCOME                                          $  (883,365)   $ 1,453,177
                                                           ===========    ===========

                  The accompanying notes are an integral part
                          of the financial statements.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

     FOR THE PERIOD ENDED MARCH 23, 1998 AND THE YEAR ENDED MARCH 28, 1997

                                     8% Series B Non-                   8% Series A
                                   Cumulative Redeemable               Non-Cumulative
                                   Voting Preferred Stock,          Voting Preferred Stock,
                                      $1.00 Stated Value             $1.00 Stated Value
                                   ------------------------     -------------------------

                                     Number                      Number
                                   of Shares      Amount        of Shares       Amount
                                   ---------    -----------     ----------    -----------
Balance, April 1 1996              3,505,333    $ 3,505,333      2,077,505    $ 2,077,505

Reorganization (Note 4):
   Effects of recapitalization    (3,505,333)    (3,505,333)    (2,077,505)    (2,077,505)
   Issuance of capital stock
   Contribution to capital
   Forgiveness of debt
   Absorption of
     accumulated deficit

   Redemption of capital
     stock (Note 15)

Issuance of capital stock to
   officers (Note 14)

Net loss since
   reorganization
                                 -----------    -----------    -----------    -----------

Balance, March 28, 1997                 --      $      --             --      $      --

Net loss
                                 -----------    -----------    -----------    -----------

Balance, March 23, 1998                 --      $      --             --      $      --
                                 ===========    ===========    ===========    ===========


[TABLE RESTUBBED FROM ABOVE]


                                          Common Stock
                                   --------------------------
                                                                  Additional
                                    Number                         Paid-in     (Accumulated
                                   of Shares        Amount         Capital        Deficit)           Total
                                   ----------    ------------    ------------    ------------    ------------
Balance, April 1 1996               2,502,033    $    250,203    $       --      $(12,341,240)   $ (6,508,199)

Reorganization (Note 4):
   Effects of recapitalization     (2,493,944)       (250,195)      5,833,033               0
   Issuance of capital stock          586,880             587         526,293               0         526,880
   Contribution to capital                                          4,942,065                       4,942,065
   Forgiveness of debt                                                              1,688,693       1,688,693
   Absorption of
     accumulated deficit                                          (10,652,547)     10,652,547               0

   Redemption of capital
     stock (Note 15)                   (4,577)             (5)         (1,609)                         (1,614)

Issuance of capital stock to
   officers (Note 14)                  19,245              19          21,150                          21,169

Net loss since
   reorganization                                                                    (235,516)       (235,516)
                                 ------------    ------------    ------------    ------------    ------------

Balance, March 28, 1997               609,637    $        609    $    668,385    $   (235,516)   $    433,478

Net loss                                                                             (883,365)       (883,365)
                                 ------------    ------------    ------------    ------------    ------------

Balance, March 23, 1998               609,637    $        609    $    668,385    $ (1,118,881)   $   (449,887)
                                 ============    ============    ============    ============    ============



                  The accompanying notes are an integral part
                          of the financial statements.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                            STATEMENTS OF CASH FLOWS

     FOR THE PERIOD ENDED MARCH 23, 1998 AND THE YEAR ENDED MARCH 28, 1997

                                                                      1998           1997
                                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                               $  (883,365)   $ 1,453,177
   Adjustments to reconcile net (loss) income to net
     cash (used in) operating activities:
   Depreciation and amortization                                       207,130        339,053
   Forgiveness of debt prior to and subsequent to reorganization          --       (1,710,784)
   Forgiveness of notes receivable - related parties                   126,880           --
   Changes in assets and liabilities:
   Decrease in accounts receivable                                     188,196         88,097
   (Increase) decrease in inventories                                  (50,443)       166,132
   Decrease (increase) in prepaid expenses and other current
     assets                                                             42,196        (21,530)
   (Increase) in note receivable - related parties                        --           (1,184)
   Decrease in other assets                                              6,361         16,857
   Increase (decrease) in accounts payable and accrued expenses        111,367       (686,262)
   (Decrease) increase in interest payable to stockholders              (3,333)         3,333
                                                                   -----------    -----------

   Net cash (used in) operating activities                            (255,011)      (353,111)
                                                                   -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                              (298,642)       (53,959)
                                                                   -----------    -----------

   Net cash (used in) investing activities                            (298,642)       (53,959)
                                                                   -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from advances from related party                         1,022,752           --
   (Decrease) increase in cash overdraft                                  --           (1,385)
   Principal payments on note payable                                     --         (400,000)
   Proceeds from issuance of common stock                                 --          400,000
   Principal payments on capital lease obligations                      (4,063)        (2,977)
   Payments on notes payable from related parties                      (11,808)          --
   Proceeds from redemption  of capital stock                             --           (1,614)
   Proceeds from issuance of notes payable - stockholders              131,704        500,000
   Principal payments in notes payable - stockholders                 (631,704)          --
                                                                   -----------    -----------

   Net cash provided by financing activities                           506,881        494,024
                                                                   -----------    -----------
NET CHANGE IN CASH                                                     (46,772)        86,954

CASH, beginning                                                         86,954           --
                                                                   -----------    -----------
CASH, ending                                                       $    40,182    $    86,954
                                                                   ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEARS FOR:
   Interest                                                        $   144,734    $   122,496
                                                                   ===========    ===========
   Income taxes                                                    $       800    $       800
                                                                   ===========    ===========


                  The accompanying notes are an integral part
                         of the financial statements.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS




NOTE 1 - THE COMPANY

          Organization

          Merchandise Sales, Inc. dba Artmaster Studios (the "Company") is a manufacturer and distributor of wall artwork and lighting products and has been operating since 1956.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Accounts Receivable

          The Company maintains a financing arrangement with a factoring company. The factor provides financing based on a percentage of eligible customer accounts. In exchange for cash advances made by the Factor on customer accounts, the Company transfers all of its customer accounts receivable and subsequent collections to the Factor. The factoring agreement contains certain covenants regarding the quality of the accounts receivable portfolio, as well as other covenants.

          Inventories

          Inventories are stated at the lower of cost or market using a standard cost method which approximates the first-in, first-out method.

          Property and Equipment

          Property and equipment are stated at cost. Improvements are capitalized while repairs and maintenance are charged to expense as incurred. Depreciation expense has been provided for on a straight-line basis over the estimated useful lives of the assets which range from three to five years. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and related accumulated depreciation and any resulting gain or loss is included in income.

          Covenant Not-to-Compete

          Contracts entered into in connection with the acquisition of a predecessor company are amortized on a straight-line basis over the terms of the agreements (See Note 8).

          Income Taxes

          The Company accounts for income taxes under Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes". This statement requires recognition of deferred tax liabilities and assets for the expected future tax

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          Income Taxes - (continued)

          consequences of events that have been included in the financial statements or tax returns. Under this method, deferred liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

          Management Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Concentration of Risk

          The Company maintains its cash accounts with established commercial banks. Cash deposits in financial institutions may, from time to time, exceed federally insured limits.

          The Company sells its products and extends credit to customers in the retail industry. Also, the Company factors a significant portion of its receivables with one factoring company. The Company's receivables are exposed to concentration of credit risk in the event of noncompliance by its customers or factor. To reduce credit risk, the Company performs customary credit evaluations of its customers and factoring company.

          Royalties

          The Company has royalty agreements with artists for designs used by the Company for its products. The terms commence on the date of product introduction into the market, and terminate upon, the discontinuance of the product from the product line, or in five years from date of first sale, or upon payment of ten thousand dollars in royalties per term, whichever occurs first. Artists are paid a design royalty equal to an average of 3% of the net sales for the products designed by the artist. Payments are paid to artists within 30 days of the close of each calendar month. In 1998 and 1997, approximately $50,000 and $53,000, respectively, in royalty fees expense was incurred by the Company.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          Product Warranty

          The Company warrants to the consumer that its products are free from defects in material workmanship (except for the glass parts) for a period of 90 days from the date of original purchase when used in compliance with directions as outlined in the manufacturers instructions. Warranty costs related to products are charged to operations in the period in which the related revenue is recognized.

          Reclassification

          Certain reclassifications have been made to the March 28, 1997 financial statements to conform with the March 23, 1998 financial statement presentation without affecting net loss as previously recorded.

          Accounting Period

          The reporting period for the Company is the 52 or 53 week period ending on the last Friday closest to March 31. For the 1997 fiscal year, the year end was March 28, 1997. For the 1998 fiscal year, the financial statements have been audited for the period from March 29, 1997 to March 23, 1998, the date of merger.

NOTE 3 - MERGER

          On March 23, 1998, the Company entered into an Agreement and Plan of Merger ("Agreement") with Interiors, Inc. ("Interiors") and a wholly-owned subsidiary, Artmaster Studios, Inc. ("Artmaster Studios"), pursuant to which all of the outstanding shares of the Company were acquired by Interiors. In addition, as part of the transaction the Company merged into Artmaster Studios. Under the terms of the Agreement, Artmaster Studios, will be the surviving company and Merchandise Sales dba Artmaster Studios will cease to exist.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 3 - MERGER - CONTINUED

          In connection with the Agreement, the following occurred:

          1) Interiors provided funds to the Company which were used to pay off the debt owed to its stockholders, certain professional fees, direct transaction costs related to the merger and retention bonuses. The Company received $1,022,752 in the form of a cash advance of $750,000 and $272,752 in exchange for a note payable (see Note 14).

          2) The Company forgave notes receivable from officers/employees in the amount of $126,880 (see Note 7). This amount has been included as an extraordinary item in the accompanying statements of operations.

          3) The Company incurred direct transaction expenses related to the merger in the amount of $359,363. This amount has been included as an extraordinary item in the accompanying statements of operations.

          4) Artmaster Studios acquired all the assets, liabilities, debts, interests, title to property, both real and personal, rights and duties of the Company.

          5) Artmaster Studios indemnified all employees, officers and stockholders of the Company against any losses or liabilities from its failure to discharge debts and obligations of the Company.

          The accompanying financial statements present the financial position and the results of the Company's operations and cash flows immediately preceding the cessation of the Company.



NOTE 4 - REORGANIZATION

          The Company has previously incurred substantial losses from operations. As a result, the Company had generated substantial debt obligations and an accumulated deficit of $12,341,240 at March 31, 1996, its fiscal year end. In order to improve the Company's financial condition, effective April 22, 1996, the Company adopted a plan of reorganization. As part of the reorganization, the Company obtained relief from certain of its debt obligations and raised new capital.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 4 - REORGANIZATION - CONTINUED

          In connection with the reorganization, the Company:

          a. Amended and restated its Articles of Incorporation to provide for 20,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, each with a stated value of $0.001 per share.

          b. Exchanged and combined each 1,000 outstanding shares of its common stock, Series A preferred stock and Series B preferred stock into one share of common stock.

          c. Issued 586,880 shares of common stock at a total purchase price of $526,880. Included in the 586,880 shares of common stock issued were 126,880 shares which were issued in exchange for notes receivable from officers/employees in the amount of $126,880 (see Note 7).

          d. Issued common stock purchase warrants which grant the holders the right to purchase from the Company an aggregate of 304,985 shares of the Company's common stock at prices ranging from $1.093 to $2.459 per share. The holders may exercise the purchase rights at any time after the date of issuance to April 22, 2006.

          e. Put in place a mechanism to prevent dilution of the rights granted under the warrants. In the case of a reclassification on conversion of common stock, merger, subdivisions or combinations of common stock or dividends, the exercise price of the warrants will be adjusted based upon a specified formula and the number of common shares which can be purchased will also be adjusted. In lieu of exercising the warrant, the holder may elect to receive shares equal to the value of the warrant (or portion thereof) based upon the fair market value of common stock at the time of exercise.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 4 - REORGANIZATION - CONTINUED

          In addition, the Company negotiated substantial debt forgiveness as follows:

           Notes payable to shareholders, inclusive
                 of accrued interest of $1,417,488            $4,942,065

           Collateralized senior demand promissory
                 note to a bank                                1,235,693

           Accounts payable - vendors - see below                475,091
                                                              ----------
                                                              $6,652,849
                                                              ==========

          During the year ended March 28, 1997, the Company reached agreements with certain vendors whereby accounts payable of $475,091 were forgiven. This amount consists of $453,000 forgiven prior to the reorganization and $22,091 forgiven subsequent to the reorganization. These amounts are included as part of the extraordinary items in the accompanying statements of operations.

          As a result of the debt forgiveness, a contribution to capital in the amount of $4,942,065 has been reflected in the accompanying statements of stockholders' equity (deficiency) and $1,710,784 has been included as an extraordinary item in the accompanying statements of operations due to the non-taxability of the forgiveness of debt.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS




NOTE 5 - INVENTORIES

          Inventories consist of the following:

                                               March 23,         March 28,
                                                 1998              1997
                                               ---------         ---------
Raw materials                                  $ 349,278         $ 387,751
Work in progress                                 156,747            31,552
Finished goods                                   314,386           332,656
                                               ---------         ---------

                                                 820,411           751,959

Less:   provision for inventory obsolescence    (158,183)         (140,174)
                                               ---------         ---------

                                               $ 662,228         $ 611,785
                                               =========         =========


NOTE 6 - PROPERTY AND EQUIPMENT

          Property and equipment consists of the following:

                                                  March 23,         March 28,
                                                    1998              1997

Machinery and equipment                          $ 487,676         $ 219,618
Computer hardware and software                     155,007           129,914
Leasehold improvements                             179,830           179,830
Furniture and fixtures                              41,151            41,151
                                                 ---------         ---------

                                                   863,664           570,513

Less: accumulated depreciation and amortization   (513,123)         (413,505)
                                                 ---------         ---------

                                                 $ 350,541         $ 157,008
                                                 =========         =========



          Depreciation expense for the period ended March 23, 1998 and the year ended March 28, 1997 amounted to $105,109 and $94,237, respectively.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS




NOTE 6 - PROPERTY AND EQUIPMENT - CONTINUED

          Included above is a lease for equipment which has been capitalized. The capitalized value amounts to $23,944 and $23,944 less accumulated depreciation of $8,380 and $3,519 as of March 23, 1998 and March 28, 1997, respectively.



NOTE 7 - NOTES RECEIVABLE - RELATED PARTIES

          In connection with the reorganization, the Company issued 126,880 shares of common stock to officers/employees in exchange for notes receivable in the amount of $126,880 (see Note 4). The notes were forgiven upon the completion of the merger transaction (see Note 3).



NOTE 8 - COVENANT NOT-TO-COMPETE

          Covenant not-to-compete and the related accumulated amortization are as follows:

                                             March 23,          March 28,
                                               1998                1997
                                           -----------         -----------

Covenant not-to-compete                    $ 1,224,080         $ 1,224,080
Less: accumulated amortization              (1,224,080)         (1,222,059)
                                           -----------         -----------

                                           $        --         $   102,021
                                           ===========         ===========


          Amortization expense for the period ended March 23, 1998 and the year ended March 28, 1997 amounted to $102,021 and $244,816, respectively.

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS




NOTE 9 - OBLIGATION UNDER CAPITAL LEASE

               The Company leases certain equipment under a capital lease which expires in May 2001. The minimum future commitments under this noncancelable lease as of March 23, 1998 are as follows:

Period ended March 28,

         1999                                     $ 6,528
         2000                                       6,528
         2001                                       6,528
         2002                                       1,088
                                                  -------

Total minimum lease payments                       20,672

Less amount representing interest                   3,768
                                                  -------

Present value of net minimum lease payments        16,904

Less current portion                                4,618
                                                  -------

                                                  $12,286
                                                  =======

               In connection with the merger, the obligations of the Company have been assumed by Artmaster Studios (see Note 3).

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS




NOTE 10 - NOTE PAYABLE STOCKHOLDERS

               At March 28, 1997, the Company was obligated to two stockholders under notes payable totaling $500,000 bearing interest at 10% per annum. The first note, in the amount of $400,000 required monthly principal and interest payments based on a three year amortization schedule, with final payment of principal and interest due on October 22, 1997. The second note, in the amount of $100,000, required payments of principal and interest in six equal quarterly installments commencing July 1, 1997. The notes were secured by all the assets of the Company. As of March 23, 1998, all the notes were fully paid off (see Note 3).

               Total interest expense incurred on these notes payable for the period ended March 23, 1998 and the year ended March 28, 1997 amounted to $54,167 and $37,500, respectively.

NOTE 11 - CONTRIBUTION PLAN

               The Company provides a defined contribution 401(k) plan to substantially all employees. Employees may contribute up to 15% of gross wages subject to the IRS annual limit. The Company matches employee contribution on an elective basis. Effective January 1, 1996, the Company suspended its employer matching contributions to the plan.

NOTE 12 - INCOME TAXES

               The income tax provision at March 23, 1998 and March 28, 1997 consists of state taxes of $800, all of which is current.

               At March 23, 1998, the Company had net operating loss carryforwards of approximately $8,473,400 and $4,400,700 for federal and California tax purposes, respectively. These carryovers will expire through 2018. In addition, the merger discussed in Note 3 included an ownership change which caused utilization of the net operating loss carryforwards to be subject to annual statutory limitations.

     Deferred tax assets:                   Federal           California
                                          -----------         ----------
     Net operating loss carryforward      $ 8,473,400         $4,400,700
     Effective tax rate                           34%              8.84%
                                          ----------          ---------
     Deferred tax benefit                   2,881,000            389,000
     Valuation allowance                   (2,881,000)          (389,000)
                                          -----------         ----------

     Deferred tax asset                   $        --         $        -
                                          ===========         ==========

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 13 - COMMITMENTS

               Facility Leases

               The Company leases office, show room and manufacturing facilities under both cancelable and noncancelable operating leases, with terms ranging from monthly to five years. Certain leases require payment of various expenses incidental to the use of the property, and contain inflation escalation clauses. Most leases have renewal options.

               The base monthly rental at March 23, 1998 amounts to $37,219, inclusive of leases on monthly terms.

               The minimum leases commitments at March 23, 1998 are as follows:

Period ended March 28,
----------------------
         1999                     $342,500
         2000                      347,000
         2001                      107,900
         2002                       35,200
                                  --------
                                  $832,600
                                  ========

               Facilities rent expense for the period ended March 23, 1998 and year ended March 28, 1997 amounted to $447,782 and $441,325, respectively.

               Equipment Leases

               The Company also leases certain equipment under various operating leases expiring through 2002. The base monthly rental at March 23, 1998, amounts to $2,334.

               The minimum lease commitments at March 23, 1998 are as follows:

Period ended March 28,
----------------------
         1999                  $28,000
         2000                   23,300
         2001                   14,600
         2002                   10,000
                               -------
                               $75,900
                               =======

               Equipment rent expense for the period ended March 23, 1998 and year ended March 28, 1997 amounted to $21,962 and $12,893, respectively.

               In connection with the merger, the Company's commitments have been assumed by Artmaster Studios (see Note 3).

                 MERCHANDISE SALES, INC. DBA ARTMASTER STUDIOS

                       NOTES TO THE FINANCIAL STATEMENTS



NOTE 14 - RELATED PARTY TRANSACTIONS

               During the year ended March 28, 1997, certain officers of the Company elected to forgo a portion of their salaries in exchange for either a note payable or equity in the Company. Two officers elected to exchange their salaries for 19,245 shares of common stock with a value of $21,169, while three officers elected to accept notes totaling $11,808. As of March 23, 1998 the notes were paid off.

               In March 1998, the Company received a cash advance of $1,022,752 from Interiors. The cash advance is unsecured, non-interest bearing and due on demand. All funds received from the cash advance were used in conjunction with the merger discussed in
               Note 3.

NOTE 15 - REDEMPTION OF CAPITAL STOCK

               During the year ended March 28, 1997, the Company redeemed 4,577 shares of its common stock for $1,614.

NOTE 16 - NON-CASH FINANCING ACTIVITIES

               The Company's non-cash financing activities are as follows:

                                                      March 23,      March 28,
                                                         1998          1997
                                                       --------     -----------
Issuance of common stock for
     notes receivable - related parties (Note 7)       $     --     $  126,880
                                                       ========     ==========

Capital contributions from forgiveness
     of notes payable - shareholders (Note 4)          $     --     $4,942,065
                                                       ========     ==========

Capital lease obligation for equipment (Note 9)        $     --     $   23,944
                                                       ========     ==========

Issuance of common stock in lieu of wages (Note 14)    $     --     $   21,169
                                                       ========     ==========

Issuance of notes payable -
     related parties in lieu of wages (Note 14)        $     --     $   11,808
                                                       ========     ==========

Forgiveness of notes receivable -
     related parties (Note 7)                          $126,880     $       --
                                                       ========     ==========